UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2017

MIDWEST ENERGY EMISSIONS CORP.

(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 27, 2017, each of Brian L. Johnson and Christopher J. Lee resigned as a director of Midwest Energy Emissions Corp. (the “Company”) and as a member of any Committee of the Board on which he served. Each of Mr. Johnson and Mr. Lee was a member of the Audit Committee, Nominating and Corporate Governance Committee and Finance Committee, and Mr. Lee was also a member of the Compensation Committee. Mr. Johnson became a director of the Company in December 2014 and Mr. Lee became a director in February 2015.

As a result of such resignations, the Board of Directors presently consists of three members, Christopher Greenberg (Chairman), Richard MacPherson and Allan T. Grantham. The Board has determined not to fill such vacancies at this time.

(e) On April 28, 2017, the Board of Directors terminated the Midwest Energy Emissions Corp. 2014 Equity Incentive Plan (the “2014 Equity Plan”) for officers, employees and directors of, and consultants to, the Company. As a result of such termination, no additional awards may be granted under the 2014 Equity Plan but previously granted awards shall remain outstanding in accordance with their terms and conditions. As previously reported, in February 2017, the Board of Directors adopted the Midwest Energy Emissions Corp. 2017 Equity Incentive Plan which, among other reasons, was adopted to replace the 2014 Equity Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: May 1, 2017	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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